EXHIBIT 99.1

UFP TECHNOLOGIES, INC.

172 East Main Street

Georgetown, MA 01833 – USA

www.ufpt.com / info@ufpt.com

FOR IMMEDIATE RELEASE	CONTACT:
November 22, 2005	Ron Lataille (978) 352-2200

UFP TECHNOLOGIES ANNOUNCES EXPANDED $23 MILLION CREDIT FACILITY

Georgetown, Mass. (November 22, 2005).  UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and component products, today announced that it has secured a new, $23 million, three-year credit facility with Bank of America, N.A.

“We are pleased to have secured a larger, more flexible and lower-cost credit facility” said Ronald J. Lataille, Vice President, Treasurer, and Chief Financial Officer.  “It includes a $17 million revolving line of credit, subject to available collateral, and $6 million in term loans secured by the Company’s equipment and real estate.  The facility—which includes a component for acquisitions—will help finance our continued growth.”

“I am very pleased to renew our strong relationship with the Bank of America team,” said R. Jeffrey Bailly, President and Chief Executive Officer.  “They have proven to be a valuable business partner in recent years, and we are excited to have them continue as our primary lender.  With new capital available to fund both internal growth and potential acquisitions, UFP Technologies is well positioned to meet its aggressive growth objectives.”

UFP Technologies is a leading designer and manufacturer of interior protective packaging solutions using molded fiber, vacuum-formed plastics, and molded and fabricated foam plastic products.  The Company also designs and manufactures engineered component solutions using laminating, molding, and fabricating technologies.  The Company primarily serves the electronics, medical, military, automotive, consumer, and industrial markets.

* * * * *

Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q. The statements contained herein speak only of the Company’s expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to this press release to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which this press release is based.